Exhibit 99.1

2901 Patrick Henry Drive Santa Clara, CA 95054 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
Echelon Reports Third Quarter 2016 Results

-- Revenue from lighting increases for third consecutive quarter --

Santa Clara, Calif., November 8, 2016 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2016.

“Revenue from our connected lighting business increased for the third consecutive quarter while we maintained our operating expenses at historical lows,” said Ron Sege, Chairman and CEO of Echelon. “This quarter we introduced exciting new products that offer a wider range of sustainability, security and livability applications for making cities and enterprises smart. According to an independent study released in October by the Northeast Group, LLC, Echelon now sits among the top three market leaders in terms of deployed smart streetlight systems worldwide.”

Financial Highlights

•	Revenues: $8.2 million

•	Operating expenses $5.7 million

•	GAAP Net Loss: $1.3 million; GAAP Net Loss per Share: $0.29

•	Non-GAAP Net Loss: $1.1 million; Non-GAAP Net Loss per Share: $0.25

•	Cash & investments of $23.7 million

Revenues were $8.2 million in the third quarter, down from $10.0 million in the same period of 2015 and up from $8.1 million in the second quarter of 2016. The increase in revenues from the second quarter of 2016 is attributable to our ongoing focus on growing our lighting business. As expected, our embedded systems business is continuing its long-term decline, exacerbated year-on-year by the reduction in shipments to Enel.

GAAP gross margin in the third quarter was 54.7% compared with 56.2% in the third quarter of 2015 and 58.4% in the second quarter of 2016. The fluctuations in gross margin were predominantly due to product mix as well as overall revenue levels and certain one-time costs incurred in the third quarter of 2016.

Total operating expenses for the quarter were $5.7 million, down from $6.8 million in the third quarter last year and flat when compared to the prior quarter. The annual decrease was primarily due to our ongoing efforts to manage costs while investing in our strategy to grow our lighting business.

GAAP net loss for the third quarter was $1.3 million, or $0.29 per share, compared with a net loss of $1.0 million, or $0.24 per share in the same period last year, and a net loss of $571,000, or $0.13 per share, in the previous quarter. The increase in our losses were due primarily to foreign currency swings quarter-to-quarter.

Non-GAAP net loss for the third quarter was $1.1 million, or $0.25 per share, compared with non-GAAP net loss of $891,000, or $0.20 per share for the third quarter of 2015, and $586,000, or $0.13 per share, in the previous quarter.

Included in both our GAAP and non-GAAP results for the third quarter of 2016 were foreign currency translation losses of $74,000. This compares to foreign currency translation gains of $170,000 in the third quarter of 2015 and

$486,000 in the second quarter of 2016. These foreign currency translation gains and losses are attributable to our foreign currency denominated short-term intercompany balances.

Customer Highlights

The following customer activity reflects the interest we are seeing in the marketplace for our connected outdoor lighting and embedded solutions. In addition to energy savings, customers are beginning to express interest in the safety- and comfort-enhancing aspects of our platform.

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In an interesting safety application, a large Washington State municipality is using a Lumewave by Echelon® connected lighting control system to centrally program school zone safety flashers based on the changing requirements of school schedules. This system replaces expensive and near-obsolete 2G cellular modem technology with a long-term solution that has no recurring cost. With the Echelon Central Management System (CMS) and gateways now installed to support this application, the city has laid the foundation for its planned multi-year roll out of 35,000 LED street lights. Echelon’s LumInsight® 2 CMS will provide calendar and permission-based scheduling not currently available from its existing school zone flasher vendors.

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The installation throughout the city of Cambridge, MA continued its expansion and is close to being fully on line with its 7,000+ LED fixtures using the Lumewave by Echelon adaptive control system. We believe Cambridge is the first city in the U.S. to have “border-to-border” intelligent lighting installed and operating. The city is considering expanding its system to include both the city parks with dimming features as well as crosswalk flashers to allow for customized schedules to meet citizen and safety needs.

•
Phase 2 of the Bellingham, WA city-wide deployment of 3,615 streetlights with Echelon’s wireless technology on roadway lights and ‘invisible’ powerline communication on highly-visible decorative luminaries was ordered and installed in the third quarter. The Bellingham LED conversion program is projected to cut energy consumption from streetlights by half, reducing approximately 2 million pounds of CO2 output annually. This directly supports the city's Climate Action Plan goal of reducing greenhouse gas emissions locally by 70% by the year 2020.

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The city of Bloemfontein, South Africa, has embarked on a smart city initiative to install 18,000 luminaires to upgrade its streetlight infrastructure over the next three years. In the first phase completed earlier this year, 3,000 luminaries were installed by Echelon’s partner, MAT Co., Ltd. using outdoor lighting controllers based on Echelon powerline technologies along with Echelon’s SmartServer® gateways. This initial project expanded to include another 1,000 lights and SmartServers, which were installed during the third quarter.

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At a Pacific Northwest military base, Echelon’s partner received formal notice from Bonneville Power Administration to proceed with the contract to replace approximately 2,400 outdoor lighting fixtures with LEDs, including Lumewave by Echelon wireless controllers and approximately 400 Lumewave by Echelon motion sensors. The combination of the controllers with the motion sensors allows the military base to achieve over 80% savings while increasing security and reducing maintenance.

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The Port of Seattle, which manages the physical port, marinas and Sea-Tac airport, among other facilities, completed its lighting installation at the Shilshole Bay Marina during the quarter. The port also placed a follow-on order for Lumewave by Echelon’s lighting controllers and microwave occupancy sensors which is currently being installed at the Fisherman’s Terminal property. The port also plans to expand the system to include its Salmon Bay Terminal and Jack Block Park properties next year.

•
Across a dozen U.S. auto dealerships, Echelon’s outdoor lighting controls were rolled out in new and expanded deployments in the third quarter. Applications include energy savings, theft prevention and merchandise display enhancement. Echelon continues to focus on national, independent and large automotive dealerships.

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Several municipalities in the U.S., Canada, Vietnam, Mexico, Uruguay and Argentina, among others, have selected Echelon technology for pilot projects with applications ranging from fixture maintenance to highway direction of travel. While these pilots are not material in terms of short-term revenues, we believe they improve the likelihood of future business.

•
In the embedded business, earlier this year we partnered with a gas pump manufacturer and won a new design to upgrade credit card readers in gas station fuel dispensers. This quarter we doubled our business with this customer due to the implementation of the EMV Liability Shift regulation, which requires gas station merchants install chip readers in their gas dispensers by October 2017.

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Also in the embedded business, we received an order for multiple IzoT® Net and LNS DDE servers from an existing customer. This was the result of our ability to support the latest Microsoft operating systems in large corporate office buildings.

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A wireless asset management systems company for industrial trucks, rental vehicles, and transportation assets has developed a new design for a Radio-Frequency Identification (RFID) tracking device using the Echelon’s Neuron® 5000 chip. Echelon replaced the incumbent due to our next generation microcontroller’s superior performance, lower cost and small form factor.

Product Highlights

•	The new CLP 4000 sensor-compatible lighting controller - enables smarter, safer cities

◦
This new product extends Echelon’s multi-application platform enabling high-value safety and comfort features while providing energy and maintenance cost savings. Combining LEDs with advanced controllers enables outdoor lighting to play a strategic role in making cities safer, more comfortable and more efficient. This next-generation controller includes faster and smarter communication technology, multiple lighting control options and native support for advanced sensors. The CLP 4000 is currently being sampled for multiple smart city projects. With this new product, for example, city officials can integrate dimming and white-tuning capabilities with emergency call box systems to assist first responders by improving visibility, quickly and dynamically.

•	The New U60 Network Interface Module - easy network connectivity for any controller or gateway

◦
This new member of the U60 module family of products makes it easier for controller and gateway manufacturers to add LON® network connectivity to their products without investing valuable R&D resources to do a chip-level design. The U60 module has already been designed into multiple OEM products.

•	SmartServer 2.2 - first-of-its-kind gateway for buildings, lighting, and other Internet of Things (IoT) applications

◦
This new SmartServer is a platform for integrating a wide range of applications with power line meshing that enables outdoor power line-based lighting controls to be installed in large geographic areas with a single controller. It is an industry-leading converged controller and gateway for building automation, lighting controls, and IoT applications and supports multiple standard protocols including LON, BACnet, and Modbus. The SmartServer offers customers a broader selection of devices that can be easily integrated into and managed by one head-end interface thereby reducing the installed cost of outdoor lighting systems.

Multi-protocol, multi-technology gateways
o   The BACnet Gateway Interface for Lumewave by Echelon wireless lighting control systems is now being deployed in multiple customer trials from corporate to higher education campuses. This two-way BACnet interface allows existing Building Management and Automation systems to communicate with and coordinate control of the lighting system for facility-wide integrated energy management and operations. The BACnet Gateway Interface seamlessly integrates to the LumInsight Desktop CMS and a is key part of Echelon's efforts to enable the convergence of building and lighting.

Proof of Concepts

Echelon is currently working with industry partners and customers on some interesting PoCs that take advantage of the high degree of controllability of LED lighting. These include:

◦	Intelligent and on-demand white tuning that varies the color temperature of outdoor lights from a warm yellow 2,700 Kelvin to a cool blue 5,500 Kelvin

◦	Traffic-adaptive roadway lighting that adjusts light levels on the road according to actual or predicted traffic

◦	Weather-driven lighting schedules that can vary light levels according to real-time weather predictions

We hope to discuss more details of these concepts in coming quarters.

Sales & Marketing Highlights

•
As noted by the increase in lighting revenue for the third consecutive quarter, our upgraded and experienced lighting sales team is making solid progress. Requests for proposals totaling over 360,000 street lights were received in the third quarter alone. Discussions are underway with approximately 20 U.S. and international manufacturers of LED OEM fixtures to establish potential partnerships with Echelon. Additionally, Echelon is expanding its presence with Energy Savings Companies (ESCOs).

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We recently added Glenn International as our new sales representative agency for Central America and the Caribbean. Glenn is the region’s leading supplier of electrical, lighting and telecom equipment. We also welcomed MRD Soluciones de Iluminacion to represent Echelon in Argentina and Uruguay. With more than 10 years of experience representing LED fixtures and indoor controls, they also bring over 25 years of experience in lighting in the South America market.

•
In the embedded IIoT business, we recently announced that ABBA Logic, a supplier to security integrators, has introduced a revolutionary upgrade to its line of access control products based on the Echelon’s 6050 processor. ABBA Logic can now provide security integrators with cost-effective, expandable IP network-based solutions that can be used with a variety of software front ends without a large service commitment. Applications include correctional facilities, airports and schools that require high levels of secure access.

Industry Highlights

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In a recent global study of the LED and smart networked streetlighting market by the Northeast Group, LLC, Echelon ranked among the top three leaders of smart connectivity deployments, ahead of such household names as GE and Philips. The report also noted that Echelon captured the number one position in Asia-Pacific. The study projects that LED and smart streetlights will reach 89% and 42% of the total streetlight market, respectively, by 2026. To capitalize on this trend, the Lumewave by Echelon platform is architected to allow cities to integrate a growing range of IoT applications. This should enable municipal systems such as crosswalk flashers, emergency call boxes, traffic analysis and human-centric street lighting to work together seamlessly while improving public safety and creating a more comfortable environment.

Outlook

Echelon’s guidance for the fourth quarter of 2016 is as follows:

•	Total revenues are expected to be $7.8 million to $8.2 million

•	Gross margin is expected to be in a range of 55% to 57%

•	Operating expenses are expected to be in a range of $5.8 million to $6.0 million

•	GAAP loss per share is expected to be between $0.27 and $0.39, based on 4.4 million fully diluted weighted average shares outstanding

•	Excluding expected non-cash equity compensation charges of $0.09 per share, non-GAAP loss per share is expected to be between $0.18 and $0.30

About Echelon Corporation

For 25 years Echelon (NASDAQ: ELON) has pioneered the development of open-standard networking platforms for connecting, monitoring and controlling devices in commercial and industrial applications. With more than 110 million devices installed worldwide, Echelon’s proven, scalable solutions host a range of applications enabling customers to reduce energy and operational costs, improve safety and comfort, and create efficiencies through optimizing physical systems. Echelon is focusing today on two IoT (Internet of Things) market areas: Creating smart cities and smart enterprises through connected outdoor lighting systems, and enabling device makers to bring connected products to market faster via a range of IoT-optimized embedded systems. More information about Echelon can be found at www.echelon.com.

Echelon, Echelon logo, LumInsight, Lumewave, Lumewave by Echelon, SmartServer, Neuron and LON are trademarks of Echelon Corporation that may be registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we have provided in this press release certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures consist of (i) non-GAAP net income, which is defined as net income less stock-based compensation expense, adjustments to contingent consideration, lease termination charges, and income tax effect of reconciling items, and (ii) non-GAAP net income per share, which is defined as non-GAAP net income divided by the fully diluted weighted-average number of shares outstanding.
We use these non-GAAP financial measures internally to analyze our financial results and trends, prepare and approve our annual budget, and develop short- and long-term operating plans. We believe these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends. However, it is important to note that these non-GAAP financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures used by other companies. In addition, stock-based compensation expense and other excluded items may have a material impact on our reported financial results. As a result, these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable financial information prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Risk Factors Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. Forward looking statements include, without limitation, statements regarding our future financial and operating performance, including our guidance for the fourth quarter of 2016, opportunities for future growth, the size of prospective markets, and our business strategy, plans and objectives. Actual results could differ materially from those projected in our forward-looking statements as a result of a number of risks and uncertainties, including, but not limited to, risks associated with the continued development and growth of markets for Echelon's products; failure to achieve revenue estimates or maintain expense controls; changes in our headcount growth or the fair market value of our common stock, either of which could impact our ability to estimate our future stock-based compensation expense; circumstances that may delay the time frame for achieving our business outlook; our ability to attract and retain talent; the risk of competition that may arise as the market develops or through consolidations in the industry; the timely development of our products and services and the ability of those products and services to perform as designed and meet customer expectations; the deployment and success of the pilot programs and proof of concepts, including the extent to which they result in follow-on orders; the risk that we do not meet expected or required shipment, delivery or acceptance schedules for our products, which could cause us to incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The financial information presented in this release reflects estimates based on information that is available to us at this time. We undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in our Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Investor Relations Contact:
Annie Leschin
StreetSmart Investor Relations
(415) 775-1788
annie@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$10,487	$7,691
Restricted investments	1,250	1,401
Short-term investments	11,990	16,978
Accounts receivable, net	3,709	4,030
Inventories	2,609	2,893
Deferred cost of revenues	1,142	1,122
Other current assets	674	1,109
Total current assets	31,861	35,224
Property and equipment, net	475	595
Other long-term assets	2,126	2,227
	$34,462	$38,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,137	$2,267
Accrued liabilities	1,827	2,885
Deferred revenues	3,733	3,359
Total current liabilities	7,697	8,511
Long-term liabilities	730	614
Total stockholders’ equity	26,035	28,921
	$34,462	$38,046

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$8,179	$9,983	$24,887	$29,214
Cost of revenues (1)	3,701	4,370	10,892	12,435
Gross profit	4,478	5,613	13,995	16,779
Operating expenses:
Product development (1)	2,034	2,454	6,160	7,406
Sales and marketing (1)	1,574	1,848	4,512	6,230
General and administrative (1)	2,092	2,547	6,310	7,555
Lease termination charges	—	—	—	3,337
Total operating expenses	5,700	6,849	16,982	24,528
Loss from operations	(1,222)	(1,236)	(2,987)	(7,749)
Interest and other income (expense), net	(57)	184	241	564
Interest expense on lease financing obligations	—	(5)	—	(385)
Loss before provision for income taxes	(1,279)	(1,057)	(2,746)	(7,570)
Income tax expense	23	(10)	80	64
Net loss	$(1,302)	$(1,047)	$(2,826)	(7,634)

Basic and diluted net loss per share	$(0.29)	$(0.24)	$(0.64)	$(1.73)

Shares used in computing net loss per share:
Basic and Diluted	4,431	4,413	4,423	4,407

(1) Amounts include stock-based compensation costs as follows:
Cost of revenues	$7	$(34)	$(39)	$(102)
Product development	74	94	62	229
Sales and marketing	53	(19)	(68)	(109)
General and administrative	54	115	295	91
Total stock-based compensation expenses	$188	$156	$250	$109

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net loss	$(1,302)	$(1,047)	$(2,826)	$(7,634)

Stock-based compensation	188	156	250	109
Adjustment to contingent consideration	—	—	(318)	—
Lease termination charges	—	—	—	3,337
Total non-GAAP adjustments to earnings from operations	188	156	(68)	3,446
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	$(1,114)	$(891)	$(2,894)	$(4,188)
Non-GAAP net loss per share:
Diluted	$(0.25)	$(0.20)	$(0.65)	$(0.95)
Shares used in computing net loss per share:
Diluted	4,431	4,413	4,423	4,407

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015

Cash flows provided by (used in) operating activities:
Net loss	$(2,826)	$(7,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	377	1,413
Reduction in allowance for doubtful accounts	(1)	(17)
Lease termination charges	—	3,337
Loss on disposal of and write down of property, equipment, and other	—	53
Increase in accrued investment income	(30)	(23)
Stock-based compensation	250	109
Adjustment to contingent consideration	(318)	(98)
Change in operating assets and liabilities:
Accounts receivable	322	(19)
Inventories	285	630
Deferred cost of revenues	(35)	190
Other current assets	435	(418)
Accounts payable	(130)	(1,509)
Accrued liabilities	(965)	(55)
Deferred revenues	364	6
Deferred rent	93	(154)
Net cash used in operating activities	(2,179)	(4,189)

Cash flows provided by (used in) investing activities:
Purchases of available‑for‑sale short‑term investments	(17,972)	(7,984)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	23,155	20,852
Change in other long‑term assets	(63)	(793)
Capital expenditures	(84)	(83)
Net cash provided by investing activities	5,036	11,992

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	—	(11,147)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(42)	(152)
Net cash used in financing activities	(42)	(11,299)

Effect of exchange rates on cash:	(19)	(639)

Net change in cash and cash equivalents	2,796	(4,135)
Cash and cash equivalents:
Beginning of period	7,691	13,340
End of period	$10,487	$9,205